Exhibit 10.1

$950,000,000

364-DAY TERM LOAN CREDIT AGREEMENT

among

DOMINION ENERGY, INC.,

as the Borrower,

The Several Lenders from Time to Time Parties Hereto,

THE BANK OF NOVA SCOTIA,

as Administrative Agent,

THE BANK OF NOVA SCOTIA

as Lead Arranger and Bookrunner

Dated as of as of February 9, 2018

SECTION 7. REPRESENTATIONS AND WARRANTIES	29

7.1 Organization and Good Standing	29
7.2 Due Authorization	30
7.3 No Conflicts	30
7.4 Consents	30
7.5 Enforceable Obligations	30
7.6 Financial Condition	30
7.7 No Default	31
7.8 Indebtedness	31
7.9 Litigation	31
7.10 Taxes	31
7.11 Compliance with Law	31
7.12 ERISA	32
7.13 Government Regulation	32
7.14 Solvency	32
7.15 Anti-Corruption Laws and Sanctions	32
7.16 EEA Financial Institutions	32

SECTION 8. AFFIRMATIVE COVENANTS	32

8.1 Information Covenants	32
8.2 Preservation of Existence and Franchises	34
8.3 Books and Records	34
8.4 Compliance with Law	34
8.5 Payment of Taxes	34
8.6 Insurance	34
8.7 Performance of Obligations	35
8.8 ERISA	35
8.9 Use of Proceeds	35
8.10 Audits/Inspections	36
8.11 Total Funded Debt to Capitalization	36
8.12 Anti-Corruption Laws and Sanctions	36

SECTION 9. NEGATIVE COVENANTS	36

9.1 Nature of Business	36
9.2 Consolidation and Merger	36
9.3 Sale or Lease of Assets	37
9.4 Limitation on Liens	37
9.5 Fiscal Year	37
9.6 Use of Proceeds	37

SECTION 10. EVENTS OF DEFAULT	37

10.1 Events of Default	37
10.2 Acceleration; Remedies	39

10.3 Allocation of Payments After Event of Default	40

SECTION 11. AGENCY PROVISIONS	41

11.1 Appointment	41
11.2 Delegation of Duties	41
11.3 Exculpatory Provisions	41
11.4 Reliance on Communications	42
11.5 Notice of Default	42
11.6 Non-Reliance on Administrative Agent and Other Lenders	43
11.7 Indemnification	43
11.8 [Reserved]	44
11.9 Successor Administrative Agent	44
11.10 ERISA Matters	44

SECTION 12. MISCELLANEOUS	46

12.1 Notices	46
12.2 Right of Set-Off; Adjustments	47
12.3 Benefit of Agreement	47
12.4 No Waiver; Remedies Cumulative	51
12.5 Payment of Expenses, etc.	51
12.6 Amendments, Waivers and Consents	52
12.7 Counterparts; Telecopy; Electronic Delivery	53
12.8 Headings	53
12.9 Defaulting Lenders	54
12.10 Survival of Indemnification and Representations and Warranties	54
12.11 GOVERNING LAW	55
12.12 WAIVER OF JURY TRIAL	55
12.13 Severability	55
12.14 Entirety	55
12.15 Binding Effect	55
12.16 Submission to Jurisdiction	55
12.17 Confidentiality	56
12.18 Designation of SPVs	57
12.19 USA Patriot Act	58
12.20 No Fiduciary Duty	58
12.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions	58

SCHEDULES

Schedule 1.1	Commitments
Schedule 12.1	Notices

EXHIBITS

Exhibit 2.2(a)	Form of Notice of Borrowing
Exhibit 2.2(c)	Form of Notice of Conversion/Continuation
Exhibit 2.7	Form of Term Loan Note
Exhibit 3.2	Form of Notice of Prepayment
Exhibit 6.1(c)	Form of Closing Certificate
Exhibit 6.1(f)	Form of Legal Opinions
Exhibit 8.1(c)	Form of Officer’s Certificate
Exhibit 12.3	Form of Assignment Agreement

364-DAY TERM LOAN CREDIT AGREEMENT

364-DAY TERM LOAN CREDIT AGREEMENT (this “Credit Agreement”), dated as of February 9, 2018 among DOMINION ENERGY, INC., a Virginia corporation (the “Borrower”), the several banks and other financial institutions from time to time parties to this Credit Agreement (each a “Lender” and, collectively, the “Lenders”) and THE BANK OF NOVA SCOTIA (“Scotiabank”), as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

The Borrower, the Lenders and the Administrative Agent hereby agree as follows:

SECTION 1. DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Act” has the meaning set forth in Section 12.19.

“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.

“Administrative Agent” means Scotiabank and any successors and assigns in such capacity.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Percentage” means the appropriate applicable percentages, in each case, corresponding to the Rating of the Borrower in effect from time to time as shown below:

Pricing Level	Long-Term Senior Unsecured Non-Credit Enhanced Debt Rating of the Borrower	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Base Rate Loans
I.	≥A+ from S&P or	0.625%	0.000%
	A1 from Moody’s or A+ from Fitch
II.	A from S&P or	0.750%	0.000%

	A2 from Moody’s or A from Fitch
III.	A- from S&P or	0.875%	0.000%
	A3 from Moody’s or A- from Fitch
IV.	BBB+ from S&P or	1.000%	0.000%
	Baa1 from Moody’s or BBB+ from Fitch
V.	BBB from S&P or	1.250%	0.250%
	Baa2 from Moody’s or BBB from Fitch
VI.	BBB- from S&P or Baa3 from Moody’s or BBB- from Fitch or lower	1.500%	0.500%

Notwithstanding the above, if at any time there is a split in Ratings between S&P, Moody’s and Fitch and (i) two Ratings are equal and higher than the third, the higher Rating will apply, (ii) two Ratings are equal and lower than the third, the lower Rating will apply or (iii) no Ratings are equal, the intermediate Rating will apply. In the event that the Borrower shall maintain Ratings from only two of S&P, Moody’s and Fitch and the Borrower is split-rated and (x) the Ratings differential is one level, the higher Rating will apply and (y) the Ratings differential is two levels or more, the level one level lower than the higher Rating will apply.

The Applicable Percentages shall be determined and adjusted on the date of any applicable change in the Rating of the Borrower. Any adjustment in the Applicable Percentages shall be applicable to all existing Term Loans (commencing with the succeeding Interest Period, if any).

The Borrower shall at all times maintain a Rating from at least two of S&P, Moody’s and Fitch. If at any time the Borrower does not have a Rating from at least two of S&P, Moody’s and Fitch, the Applicable Percentages shall be set at Pricing Level VI.

The Borrower shall promptly deliver to the Administrative Agent, at the address set forth on Schedule 12.1, information regarding any change in the Rating of the Borrower that would change the existing Pricing Level (as set forth in the chart above).

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, and all similar laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of one-half of one percent (0.50%) plus the NYFRB Rate for such day or (c) Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.00%), in each case plus the Applicable Percentage for Base Rate Loans; provided that if any such rate shall be less than zero, such rate shall be deemed to be zero. Each change in the Base Rate based upon a change in the Prime Rate, the NYFRB Rate or the Eurodollar Rate shall take effect at the time of such change in the Prime Rate, the Federal Funds Rate, or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Term Loan that bears interest at a Base Rate.

“Benefit Plan” means any of (a) an “employee benefit plan” (as define in ERISA) that is subject to Part 4 of Subtitle B of Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies or (c) any Person whose assets include (for within the meaning of the Plan Asset Regulations) the assets of any such “employee benefit plan” or “plan.

“Borrower” has the meaning set forth in the preamble hereof.

“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close in New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Capitalization” means the sum of (a) Total Funded Debt plus (b) Net Worth.

“Change of Control” means the direct or indirect acquisition by any person (as such term is defined in Section 13(d) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership of more than 50% of the outstanding shares of the capital stock of the Borrower entitled to vote generally for the election of directors of the Borrower.

“Closing Date” means February 9, 2018.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, for each Lender, the amount identified as its Commitment opposite such Lender’s name on Schedule 1.1.

“Consolidated Subsidiary” means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired), the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP, including principles of consolidation.

“Credit Documents” means this Credit Agreement, the Notes (if any), the Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.

“Credit Party” means the Administrative Agent or any Lender.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed, within three Business Days of the date required to be funded or paid, to (i) make a Term Loan required pursuant to the terms of this Credit Agreement or (ii) pay to any Credit Party any other amount required to be paid hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and with supporting facts) has not been satisfied, or, in the case of clause (ii), such amount is the subject of a good faith dispute; (b) notified the Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its future funding obligations under this Credit Agreement (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding a Term Loan under this Credit Agreement, specifically identified and with reasonable supporting facts, cannot be met) or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after a request by the Borrower or a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender in the jurisdiction of such Lender’s lending office that it will comply with its obligations to fund prospective Term Loans, provided, however, that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s or such Credit Party’s receipt of such certification, or (d) has, or has a direct or indirect parent company that has, (i) been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets, to be insolvent, (ii) has become subject to a bankruptcy, insolvency, receivership, conservatorship or other similar proceedings, or has had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Persons charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity or (iii) becomes the subject of a Bail-in Action; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or in any Person controlling such Lender, or the exercise of control over such Lender or over any Person controlling such Lender, by a Governmental Authority or an instrumentality thereof.

“Dollar”, “dollar” and “$” means lawful currency of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) any Lender or Affiliate or Subsidiary of a Lender and (b) any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D) that is either a bank organized or licensed under the laws of the United States of America or any State thereof or that has agreed to provide the information listed in Section 4.4(f) to the extent that it may lawfully do so and that is approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required pursuant to clause (a) or, with respect to clause (b), during the existence and continuation of a Default or an Event of Default, and (ii) neither the Borrower nor any Affiliate or Subsidiary of the Borrower shall qualify as an Eligible Assignee. In no event may a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or a Defaulting Lender be an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means with respect to the Borrower each person (as defined in Section 3(9) of ERISA) which together with the Borrower or any Subsidiary of the Borrower would be deemed to be a member of the same “controlled group” within the meaning of Section 414(b), (c), (m) and (o) of the Code or under common control within the meaning of Section 4001(a)(14) of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Loans” means a Term Loan that bears interest at the Adjusted Eurodollar Rate.

“Eurodollar Rate” means with respect to any Eurodollar Loan, for the Interest Period applicable thereto, a rate per annum determined pursuant to the following formula:

“Eurodollar Rate” = Interbank Offered Rate

                       1 - Eurodollar Reserve Percentage

Notwithstanding the foregoing, if the Eurodollar Rate at any time shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Eurodollar Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as such regulation may be amended from time to time or any successor regulation, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to Eurocurrency liabilities as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurocurrency liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 10.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation, guidance notes, practices or official agreement implementing an official government agreement with respect to the foregoing.

“Federal Funds Rate” means for any day the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time), as published by the NYFRB on the Business Day next succeeding such day; provided that if the Federal Funds Rate at any time shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Fee Letter” is the engagement letter dated February 9, 2018 between the Borrower and Scotiabank.

“Fiduciary Rule” has the meaning set forth in Section 11.10(b)(ii).

“Fitch” means Fitch Ratings Ltd., or any successor or assignee of the business of such company in the business of rating securities.

“Funded Debt” means, as to any Person, without duplication: (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding letters of credit, bankers’ acceptances, Non-Recourse Debt, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities), (b) all capital lease obligations of such Person (including Synthetic Lease Obligations only to the extent actually included on such Person’s balance sheet delivered pursuant to Sections 8.1(a) or 8.1(b)) and (c) all Guaranty Obligations of Funded Debt of other Persons (including Guaranty Obligations of Funded Debt consisting of Synthetic Lease Obligations only to the extent such Guaranty Obligations are actually included on such Person’s balance sheet delivered pursuant to Sections 8.1(a) or 8.1(b)). Notwithstanding the foregoing (and without limiting the Borrower’s rights under Section 1.3), all obligations of the Borrower under a lease or other arrangement (other than Synthetic Lease Obligations) that is determined by the Borrower to be an operating lease under GAAP (as in effect as of the Closing Date) and any replacement of such lease or such other arrangement on substantially consistent terms regarding the amount thereof, use of proceeds provisions and economic provisions (subject to prevailing market conditions at the time of such replacement) and therefore not Funded Debt shall continue to be excluded from this definition notwithstanding any changes in applicable accounting rules effective after the date of such determination by the Borrower.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.

“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” has the meaning set forth in Section 12.18 hereof.

“Guaranty Obligations” means, in respect of any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person, including, without limitation, any obligation (a) to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness or (b) entered into primarily for the purpose of assuring the owner of such Indebtedness of the payment thereof (such as, for example, but without limitation, an agreement to advance or provide funds or other support for the payment or purchase of such Indebtedness or to maintain working capital, solvency or other balance sheet conditions of such other Person, including, without limitation, maintenance agreements, comfort letters or similar agreements or arrangements, or to lease or purchase property, securities or services) if such obligation would constitute an indirect guarantee of indebtedness of others and the disclosure of such obligation would be required in such Person’s financial statements under GAAP; provided, however, that the term Guaranty Obligations shall not include (i) endorsements for deposit or collection in the ordinary course of business, (ii) obligations under purchased power contracts or (iii) obligations of such Person otherwise constituting Guaranty Obligations under this definition to provide contingent equity support, to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise in respect of any Subsidiary or Affiliate of such Person in connection with the non-utility non-recourse financing activities of such Subsidiary or Affiliate.

“Hybrid Equity Securities” means any securities issued by the Borrower or a financing vehicle of the Borrower that (i) are classified as possessing a minimum of “minimal equity content” by S&P, Basket B equity credit by Moody’s, and 25% equity credit by Fitch and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the repayment in full of the Term Loans and all other amounts due under this Credit Agreement.

“Impacted Interest Period” has the meaning set forth in the definition of “Interbank Offered Rate”.

“Indebtedness” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business, customer deposits, provisions for rate refunds, deferred fuel expenses and obligations in respect of pensions and other post-retirement benefits); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of the Borrower or any of its Subsidiaries in other entities) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers’ acceptances.

“Interbank Offered Rate” means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or, in the event such rate does not appear on such Reuters pages or screens, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) as the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over administration of such rate) for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%). If the Screen Rate is not available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Interbank Offered Rate shall be the Interpolated Rate at such time. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date and, in the case of any Interest Period longer than three months, the respective dates that fall every three months after the first day of such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Payment Date shall be deemed to be the immediately preceding Business Day.

“Interest Period” means as to Eurodollar Loans, a period of one, two, three or six months’ duration, as the Borrower may elect, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans) provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then such Interest Period shall end on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.

“Interpolated Rate” has the meaning set forth in the definition of “Interbank Offered Rate”.

“Lead Arranger” means Scotiabank.

“Lenders” means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 12.3(b).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).

“Mandatorily Convertible Securities” means any mandatorily convertible equity-linked securities issued by the Borrower, so long as the terms of such securities require no repayments or prepayments and no mandatory redemptions or repurchases (other than repayments, prepayments, redemptions or repurchases that are to be settled by the issuance of equity securities by the Borrower or the proceeds of which are concurrently applied to purchase equity securities from the Borrower), in each case prior to at least 91 days after the repayment in full of the Term Loans and all other amounts due under this Credit Agreement.

“Material Adverse Effect” means a material adverse effect, after taking into account applicable insurance, if any, on (a) the operations, financial condition or business of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under this Credit Agreement or (c) the validity or enforceability of this Credit Agreement or any of the other Credit Documents against the Borrower, or the rights and remedies of the Lenders against the Borrower hereunder or thereunder; provided, however, that a transfer of assets permitted under and in compliance with Section 9.3 shall not be considered to have a Material Adverse Effect.

“Material Subsidiary” shall mean a Subsidiary of the Borrower whose total assets (as determined in accordance with GAAP) represent at least 20% of the total assets of the Borrower, on a consolidated basis.

“Maturity Date” means February 8, 2019, or if such date is not a Business Day, the Business Day next preceding such date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a ERISA Affiliate during such five year period but only with respect to the period during which such Person was a ERISA Affiliate.

“Net Worth” means as of any date, the shareholders’ equity or net worth of the Borrower and its Consolidated Subsidiaries (including, but not limited to, the value of any Mandatorily Convertible Securities, Trust Preferred Securities, Hybrid Equity Securities and Preferred Stock; but, excluding the accumulated other comprehensive income or loss component of shareholders’ equity (“AOCI”), such AOCI to be computed assuming that the Borrower was entitled to utilize hedge accounting treatment for applicable interest expense and interest income items identified by the Borrower), on a consolidated basis, as determined in accordance with GAAP except as otherwise noted above.

“Non-Recourse Debt” means Indebtedness (a) as to which the Borrower (i) does not provide credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is not directly or indirectly liable as a guarantor or otherwise, or (iii) does not constitute the lender; (b) no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Term Loans or the Notes) of the Borrower to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders will not have any recourse to the stock or assets of the Borrower (other than the specific assets pledged to secure such Indebtedness) and the relevant legal documents so provide.

“Non-Regulated Assets” means with respect to the Borrower, the operations that are not regulated by a Governmental Authority with respect to ratemaking (i.e., merchant generation, exploration and production, producer services or retail supply assets of the Borrower).

“Notes” means the reference to the Term Loan Notes of the Borrower.

“Notice of Borrowing” means a request by the Borrower for a Term Loan in the form of Exhibit 2.2(a).

“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Term Loan in the form of Exhibit 2.2(c).

“Notice of Prepayment” means a notice by the Borrower for the prepayment of a Term Loan in the form of Exhibit 3.2.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the Federal Funds Rate in effect on such day (or for any date that is not a Business Day, for the immediately preceding Business Day); provided that if no such rate is published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if the aforesaid rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Offered Increase Amount” has the meaning set forth in Section 2.6(a).

“Other Taxes” has the meaning set forth in Section 4.4(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA and any successor thereto.

“Pension Plans” has the meaning set forth in Section 8.8 hereof.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means any single-employer plan as defined in Section 4001 of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Credit Agreement was maintained, for employees of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of the Borrower.

“Plan Asset Regulation” means the regulations issued by the United States Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the United States Code of Federal Regulations, as modified by Section 3(42) of ERISA, as the same may be amended from time to time.

“Preferred Stock” means any Capital Stock issued by the Borrower that is entitled to preference or priority over any other Capital Stock of the Borrower in respect of the payment of dividends or distribution of assets upon liquidation, or both.

“Prime Rate” means the per annum rate of interest established and publicly announced from time to time by Scotiabank at its principal office in New York, New York as its “prime rate”. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of 12:01 a.m. of the Business Day on which each change in the Prime Rate is announced by the Administrative Agent. The Prime Rate is not necessarily the lowest rate that Scotiabank is charging any corporate customer.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rating” means the rating assigned by S&P, Moody’s or Fitch to the Borrower based on the Borrower’s senior, unsecured, non-credit-enhanced obligations.

“Register” has the meaning set forth in Section 12.3(c).

“Regulation A,” “Regulation D,” “Regulation T,” “Regulation U” and “Regulation X” means each such regulation of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Reportable Event” means a “reportable event” as defined in Section 4043 of ERISA with respect to which the notice requirements to the PBGC have not been waived.

“Required Lenders” means, at any time, Lenders having Term Loans representing more than 50.0% of the aggregate principal amount of the Term Loans of all Lenders at such time or, if no such principal amount is then outstanding, Lenders having Commitments representing more than 50.0% of the aggregate Commitments of all Lenders at such time; provided, that the Term Loans and Commitments of any Defaulting Lender shall be excluded from the determination of the Required Lenders at any time.

“Responsible Officer” means the Chief Financial Officer, the Treasurer and any Assistant Treasurer – Corporate Finance of the Borrower.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC or any successor in the business of rating securities.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Credit Agreement, the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person described in clause (a) or (b) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.

“Scotiabank” has the meaning set forth in the preamble hereof.

“Screen Rate” has the meaning set forth in the definition of “Interbank Offered Rate”.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) the fair saleable value (on a going concern basis) of such Person’s assets exceeds its liabilities, contingent or otherwise, fairly valued, (b) such Person will be able to pay its debts as they become due, (c) such Person does not have unreasonably small capital with which to satisfy all of its current and reasonably anticipated obligations and (d) such Person does not intend to incur nor does it reasonably anticipate that it will incur debts beyond its ability to pay as such debts become due.

“SPV” has the meaning set forth in Section 12.18 hereof.

“Subsidiary” means as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Credit Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Synthetic Lease” means each arrangement, however described, under which the obligor accounts for its interest in the property covered thereby under GAAP as lessee of a lease which is not a capital lease under GAAP and accounts for its interest in the property covered thereby for federal income tax purposes as the owner.

“Synthetic Lease Obligation” means, as to any Person with respect to any Synthetic Lease at any time of determination, the amount of the liability of such Person in respect of such Synthetic Lease that would (if such lease was required to be classified and accounted for as a capital lease on a balance sheet of such Person in accordance with GAAP) be required to be capitalized on the balance sheet of such Person at such time.

“Taxes” has the meaning set forth in Section 4.4(a).

“Term Loan” has the meaning set forth in Section 2.1 hereof. The initial aggregate principal amount of Term Loans is Nine Hundred Fifty Million Dollars ($950,000,000).

“Term Loan Notes” means the promissory notes of the Borrower in favor of each Lender requesting the same, evidencing the Term Loans made to the Borrower and substantially in the form of Exhibit 2.7, as such promissory notes may be amended, modified, supplemented or replaced from time to time.

“Term Loan Percentage” means, for each Lender, the percentage identified as its Term Loan Percentage opposite such Lender’s name on Schedule 1.1, as such percentage may be modified in accordance with the terms of this Credit Agreement. For purposes of Section 12.9, when a Defaulting Lender shall exist, “Term Loan Percentage” shall mean the percentage of total Term Loans made by a Lender disregarding any Defaulting Lender’s Term Loans.

“Total Funded Debt” means all Funded Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, as determined in accordance with GAAP except as otherwise provided in this Credit Agreement.

“Trust Preferred Securities” means the preferred securities issued by a subsidiary capital trust established by the Borrower outstanding on the date hereof and reflected as Unsecured Junior Subordinated Notes Payable to Affiliated Trust, 8.4%, due 2031, in the financial statements of the Borrower for the fiscal year ended December 31, 2016, and any additional trust preferred securities that are substantially similar thereto, along with the junior subordinated debt obligations of the Borrower, so long as (a) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case prior to at least 91 days after the repayment in full of the Term Loans and all other amounts due under this Credit Agreement, (b) such securities are subordinated and junior in right of payment to all obligations of the Borrower for or in respect of borrowed money and (c) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments, in each case, to substantially the same extent as such currently outstanding preferred securities or on similar terms customary for trust preferred securities and not materially less favorable to the interests of the Borrower or the Lenders.

“Wholly-Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than de minimis directors’ qualifying shares or local ownership shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Withholding Agent” means the Borrower or the Administrative Agent, as determined by applicable law.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Computation of Time Periods; Other Definitional Provisions.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Credit Agreement to “Sections”, “Schedules” and “Exhibits” shall be to Sections, Schedules or Exhibits of or to this Credit Agreement unless otherwise specified.

1.3 Accounting Terms.

Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 8.1; provided, however, if (a) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (b) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made.

1.4 Time.

All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.

SECTION 2. TERM LOANS

2.1 Term Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make a term loan to the Borrower in Dollars in a single drawing on the Closing Date (each a “Term Loan” and collectively, the “Term Loans”); provided, that the outstanding principal amount of such Term Loan made by such Lender shall not exceed such Lender’s Commitment in effect immediately prior to making such Term Loan; provided, further, that if for any reason the full amount of any Lender’s Commitment is not fully drawn by the Borrower on the Closing Date, the undrawn portion thereof shall automatically be terminated upon giving effect to the funding of the drawn Term Loans on the Closing Date. Any amount borrowed under this Section 2 and subsequently repaid or prepaid may not be reborrowed.

2.2 Method of Borrowing for Term Loans.

(a) Base Rate Loans. By no later than 11:00 a.m. one Business Day prior to the Closing Date, the Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount of Term Loans and (ii) the desire to have such Term Loans accrue interest at the Base Rate.

(b) Eurodollar Loans. By no later than 11:00 a.m. two Business Days prior to the Closing Date, the Borrower shall submit a Notice of Borrowing to the Administrative Agent setting forth (i) the amount of the Term Loans, (ii) the desire to have such Term Loans accrue interest at the Adjusted Eurodollar Rate and (iii) the Interest Period applicable thereto.

(c) Continuation and Conversion. The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans made to it for a subsequent Interest Period, to convert Base Rate Loans made to it into Eurodollar Loans or to convert Eurodollar Loans made to it into Base Rate Loans. By no later than 11:00 a.m. (a) one Business Day prior to the date of the requested conversion of a Eurodollar Loan to a Base Rate Loan or (b) two Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, the Borrower shall provide telephonic notice to the Administrative Agent, followed promptly by a written Notice of Continuation/Conversion, setting forth (i) whether the Borrower wishes to continue or convert such Term Loans and (ii) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto. Notwithstanding anything herein to the contrary, (i) except as provided in Section 4.1 hereof, Eurodollar Loans may be converted to Base Rate Loans only on the last day of an Interest Period applicable thereto; (ii) Eurodollar Loans may be continued and Base Rate Loans may be converted to Eurodollar Loans only if no Default or Event of Default is in existence on the date of such extension or conversion; and (iii) failure by the Borrower to properly continue Eurodollar Loans at the end of an Interest Period shall be deemed a conversion to Base Rate Loans.

2.3 Funding of Term Loans.

Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each Lender will make its pro rata share of the Term Loans available to the Administrative Agent by 1:00 p.m. on the Closing Date by deposit (in Dollars) of immediately available funds at the offices of the Administrative Agent at its principal office in New York, New York, or at such other address as the Administrative Agent may designate in writing. All Term Loans shall be made by the Lenders pro rata on the basis of each Lender’s Term Loan Percentage.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Term Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. The Administrative Agent will make the proceeds of such Term Loans available to the Borrower promptly after it receives funds from the Lenders as described in the preceding paragraph. Unless the Administrative Agent shall have been notified by any Lender prior to the time of any such Term Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Term Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Term Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative

Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (a) the applicable rate for such Term Loan pursuant to the Notice of Borrowing, if recovered from the Borrower, and (b) the Federal Funds Rate, if recovered from a Lender.

2.4 Minimum Amounts of Conversions of Term Loans.

Each request for the conversion of Term Loans shall be, in the case of conversions to Eurodollar Loans, in an aggregate principal amount that is not less than the lesser of $10,000,000 or the remaining amount of the Term Loans and, in the case of conversions to Base Rate Loans, in an aggregate principal amount that is not less than the lesser of $5,000,000 or the remaining amount of the Term Loans.

2.5 [Reserved].

2.6 Mandatory Termination of Commitments. Unless previously terminated, the Commitments shall automatically terminate at 5:00 p.m. on the Closing Date. Any termination of the Commitments pursuant to this Section 2.6 shall be permanent and may not be reinstated.

2.7 Term Loan Notes.

The Term Loans made by the Lenders to the Borrower shall be evidenced, upon request by any Lender, by a promissory note of the Borrower payable to such Lender in substantially the form of Exhibit 2.7 hereto (the “Term Loan Notes”) and in a principal amount equal to the original principal amount of such Lender’s Term Loan. The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Term Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Term Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.

SECTION 3. PAYMENTS

3.1 Interest.

(a) Interest Rate.

(i) All Base Rate Loans shall accrue interest at the Base Rate.

(ii) All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate.

(b) Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default under Section 10.1(a), the principal of and, to the extent permitted by law, interest on the Term Loans outstanding to the Borrower and any other amounts owing by the Borrower hereunder or under the other Credit Documents shall bear interest, payable on demand, at a per annum rate equal to 2% plus the rate which would otherwise be applicable (or if no rate is applicable, then the rate for Base Rate Loans plus 2% per annum).

(c) Interest Payments. Interest on Term Loans shall be due and payable in arrears on each Interest Payment Date.

3.2 Prepayments.

The Borrower shall have the right to prepay Term Loans made to it in whole or in part from time to time without premium or penalty following delivery of a duly completed Notice of Prepayment; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3 hereof and (ii) each such partial prepayment of Term Loans shall be in the minimum principal amount of $10,000,000. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied in each case first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

3.3 Payment in Full at Maturity.

On the Maturity Date, the entire outstanding principal balance of all Term Loans, together with accrued but unpaid interest and all other sums owing under this Credit Agreement, shall be due and payable in full, unless accelerated sooner pursuant to Section 10 hereof.

3.4 Fees.

The Borrower agrees to pay to the Administrative Agent an annual fee as agreed to between the Borrower and the Administrative Agent.

3.5 Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Credit Agreement shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds, without setoff, deduction, counterclaim or withholding of any kind, by the Administrative Agent at its offices in New York, New York. The Borrower shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent, the Term Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent, shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion).

3.6 Pro Rata Treatment.

Except to the extent otherwise provided herein, each payment or prepayment of principal of any Term Loan, each payment of interest on the Term Loans and each conversion or continuation of any Term Loans, shall be allocated pro rata among the Lenders in accordance with their respective Term Loan Percentages.

3.7 Computations of Interest and Fees.

(a) Except for Base Rate Loans computed using the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.

(b) It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Credit Agreement, under the Notes or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Term Loans under applicable law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Term Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Term Loans. The right to demand payment of the Term Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Term Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Term Loans so that the amount of interest on account of such indebtedness does not exceed the maximum non-usurious amount permitted by applicable law.

3.8 Sharing of Payments.

Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Term Loan owing to such Lender under this Credit Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Credit Agreement, such Lender shall promptly purchase from the other Lenders a participation in such

Term Loans, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation in Term Loans made to the Borrower may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Term Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate.

3.9 Evidence of Debt.

(a) Each Lender shall maintain an account or accounts evidencing each Term Loan made by such Lender to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Lender by or for the account of the Borrower from time to time under this Credit Agreement. Each Lender will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register for the Borrower pursuant to Section 12.3(c), and a subaccount for each Lender, in which Registers and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Term Loan hereunder in accordance with the documents submitted by the Borrower under Section 2.2, (ii) the amount of any principal or interest due and payable or to become due and payable to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of the Borrower and each Lender’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Registers and subaccounts maintained pursuant to subsection (b) of this Section 3.9 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain any such account, such Registers or such subaccounts, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Term Loans made by such Lender to the Borrower in accordance with the terms hereof.

SECTION 4. ADDITIONAL PROVISIONS REGARDING TERM LOANS

4.1 Eurodollar Loan Provisions.

(a) Unavailability.

(i) If, prior to the commencement of any Interest Period for a Eurodollar Loan:

(A) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Interbank Offered Rate or the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(B) the Administrative Agent is advised by the Required Lenders that the Interbank Offered Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Term Loans for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Notice of Continuation/Conversion that requests the conversion of any Term Loan to, or continuation of any Term Loan as, a Eurodollar Loan shall be ineffective and (B) if any Notice of Borrowing requests a Eurodollar Loan, such Term Loan shall be made as a Base Rate Loan.

(ii) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (y) the circumstances set forth in clause (a)(i) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Interbank Offered Rate and/or Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for loans in the United States at such time, and shall enter into an amendment to this Credit Agreement to reflect such alternate rate of interest and such other related changes to this Credit Agreement as may be applicable. Notwithstanding anything to the contrary in Section 12.6, such amendment shall become effective without any further action or consent of any other party to this Credit Agreement so long as the Administrative Agent shall not have received, within five Business Days following the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (ii) (but, in the case of the circumstances described in clause (y) of the first sentence of this clause (ii), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (A) any Notice of Continuation/Conversion that requests the conversion of any Term Loan to, or continuation of any Term Loan as, a Eurodollar Loan shall be ineffective and (B) if any Notice of Borrowing requests a Eurodollar Loan, such Term Loan shall be made as a Base Rate Loan; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

(b) Change in Legality.

(i) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may:

(A) declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender to the Borrower hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and

(B) require that all outstanding Eurodollar Loans made by it to the Borrower be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender to the Borrower or the converted Eurodollar Loans of such Lender to the Borrower shall instead be applied to repay the Base Rate Loans made by such Lender to the Borrower in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(c) Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, continuing or converting, the commitment to make or the maintaining of any Eurodollar Loan or any participation therein, including subjecting any Lender to any taxes (other than Taxes, Other Taxes and the excluded taxes described in the definition of Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, because of (i) any change since the date of this Credit Agreement in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or such order) including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits, liquidity or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) or (ii) other circumstances affecting the London interbank Eurodollar market; then the Borrower shall pay to such Lender promptly upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender or for such increased costs or reductions in amounts receivable hereunder.

Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.

Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

4.2 Capital Adequacy.

If any Lender determines that the adoption or effectiveness, after the date hereof, of any applicable law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or its parent corporation) with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to the Borrower to a level below that which such Lender (or its parent corporation) could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy or liquidity), then, upon notice from such Lender, the Borrower shall pay to such Lender such additional amount or amounts (but without duplication of any amounts payable under Section 4.1(c)) as will compensate such Lender (or its parent corporation) for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.

4.3 Compensation.

The Borrower shall compensate each Lender, upon its written request, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans to the Borrower) which such Lender may sustain:

(a) if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing of Eurodollar Loans by the Borrower does not occur on a date specified therefor in a Notice of Borrowing submitted by the Borrower;

(b) if any repayment, continuation or conversion of any Eurodollar Loan by the Borrower occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4); or

(c) if the Borrower fails to repay its Eurodollar Loans or when required by the terms of this Credit Agreement.

Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Term Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3.

4.4 Taxes.

(a) Tax Liabilities. Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes measured by net income and franchise taxes imposed on the Administrative Agent or any Lender by the jurisdiction under the laws of which the Administrative Agent or such Lender is organized or transacting business or any political subdivision thereof, any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located, in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in this Credit Agreement pursuant to a law in effect on the date on which (y) such Lender acquires such interest in this Credit Agreement (other than pursuant to an assignment request by the Borrower under Section 4.5 below) or (z) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and any withholding Taxes imposed under FATCA (all such non-excluded taxes, being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes or Other Taxes (as defined in Section 4.4(b)) from or in respect of any sum payable hereunder to the Administrative Agent or any Lender, as applicable, as determined in good faith by the applicable Withholding Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) the Administrative Agent or such Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii)

the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) the Borrower shall deliver to the Administrative Agent or such Lender, as the case may be, evidence of such payment to the relevant Governmental Authority.

(b) Other Taxes. In addition, the Borrower agrees to pay, upon notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder by the Borrower or from the execution, delivery or registration of, or otherwise from the Borrower’s participation with respect to, this Credit Agreement or any other Credit Document, including any interest, addition to tax or penalties applicable thereto (collectively, the “Other Taxes”) to the relevant Governmental Authority in accordance with applicable law.

(c) If (i) the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the Borrower fails to comply with Section 4.4(a)(iii) above or (iii) any Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent or the Lenders, as the case may be, for such amounts and any incremental taxes, interest or penalties paid by the Administrative Agent or any Lender, as the case may be, solely as a result of any such failure, in the case of (i) and (ii), or any such direct imposition, in the case of (iii). Notwithstanding the foregoing, no amounts shall be payable by the Borrower pursuant to Section 4.4(a)(i) or this Section 4.4(c) to the extent that such Taxes or Other Taxes resulted solely from the applicable Lender’s failure to submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment) the applicable forms described in Section 4.4(f).

(d) Without duplication of any amounts paid to the Administrative Agent pursuant to Section 11.7 and without limiting the obligations of the Borrower to indemnify the Administrative Agent pursuant to this Section 4.4, each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a “Refund”) from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower, make a claim to such Governmental Authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise materially disadvantageous to it; provided that nothing in this subsection (e) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.

If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out-of-pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(e) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

Notwithstanding anything to the contrary in this paragraph (e), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this paragraph (e) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

(f) Tax Forms. (i) Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Credit Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies, as applicable, of (A) Form W-8BEN-E (or W-BEN if applicable), or any applicable successor form, of the United States Internal Revenue Service entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes, (B) Form W-8ECI or W-8IMY, or any applicable successor form, of the United States Internal Revenue Service relating to all amounts to be received by such Lender pursuant to this Credit Agreement and/or the Notes and (C) Form W-8BEN-E (or W-BEN if applicable) of the United States Internal Revenue Service entitling such Lender to receive a complete exemption from United States backup withholding tax. Each such Lender shall, from time to time after submitting any such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms), along with any other documents or certifications as shall be adopted from time to time by the relevant United States taxing authorities or as may be reasonably requested by the Borrower or the Administrative Agent.

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of Form W-9, or any applicable successor form, of the United States Internal Revenue Service certifying that such Lender is exempt from United States federal withholding and backup withholding tax. Each such Lender shall, from time to time after submitting such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current United States laws or regulations.

(iii) If a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

4.5 Mitigation; Mandatory Assignment.

The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Term Loans to another lending office or Affiliate of a Lender) unless, in the opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event a Lender makes a request to the Borrower for additional payments in accordance with, or exercises any of its rights under, Section 4.1, 4.2 or 4.4, then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 12.3(b) and any expense pursuant to Section 4 hereof) and in its sole discretion, require such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 12.3(b)), all of its interests, rights and obligations under this Credit Agreement to an Eligible Assignee which shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority and (b) the Borrower or such Eligible Assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Term Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 hereof.

SECTION 5. [RESERVED]

SECTION 6. CONDITIONS PRECEDENT

6.1 Closing Conditions. The obligation of the Lenders to enter into the Credit Documents as of the Closing Date is subject to satisfaction of the following conditions (all documents described below to be in form and substance acceptable to the Lenders), on or before the Closing Date:

(a) Credit Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Credit Agreement and (ii) the other Credit Documents.

(b) Corporate Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. A copy of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of Virginia and certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.

(iii) Resolutions. A copy of resolutions of the Board of Directors of the Borrower approving the transactions contemplated herein and in the other Credit Documents and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. A copy of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of Virginia.

(c) Closing Certificate. Receipt by the Administrative Agent of a certificate of the Borrower, dated the Closing Date, substantially in the form of Exhibit 6.1(c), executed by the Treasurer or any Assistant Treasurer and the Secretary or any Assistant Secretary of the Borrower, and attaching the documents referred to in subsection 6.1(b).

(d) Borrowing Notice. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing in conformance with all the terms and conditions of this Credit Agreement.

(e) Fees. The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented.

(f) Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory in form and content to the Administrative Agent and the Lenders, addressed to the Administrative Agent and each of the Lenders and dated as of the Closing Date, substantially in the form of Exhibit 6.1(f), from McGuireWoods LLP, legal counsel to the Borrower.

(g) Financial Statements. Receipt by the Administrative Agent and the Lenders of the audited financial statements of the Borrower and its Consolidated Subsidiaries for the fiscal year ended as of December 31, 2016 and the unaudited financial statements of the Borrower and its Consolidated Subsidiaries for each quarter ended March 31, 2017, June 30, 2017 and September 30, 2017 (it being agreed that the Borrower has made available such items on its corporate website, any Securities and Exchange Commission website or any such other publicly available website and has notified the Administrative Agent and Lenders of the availability on such website).

(h) Consents. Receipt by the Administrative Agent of a written representation from the Borrower that (i) all governmental, shareholder and third party consents and approvals necessary or, in the reasonable opinion of the Administrative Agent, advisable in connection with the transactions contemplated hereby have been received and are in full force and effect and (ii) no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated hereby.

(i) No Default; Representations and Warranties. As of the Closing Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects.

(j) Material Adverse Effect. No event or condition shall have occurred since the latest date of the financial statements delivered pursuant to Section 6.1(g) above that has or would be likely to have a Material Adverse Effect.

(k) Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.

SECTION 7. REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to each Lender that:

7.1 Organization and Good Standing.

The Borrower and each Material Subsidiary (a) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified and in good standing as a foreign corporation, limited liability company, limited partnership or other legal entity authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate, limited liability company, limited partnership or equivalent power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

7.2 Due Authorization.

The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents.

7.3 No Conflicts.

Neither the execution and delivery of the Credit Documents and the consummation of the transactions contemplated therein, nor the performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of articles of incorporation or bylaws (b) violate, contravene or materially conflict with any law, regulation (including without limitation, Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.

7.4 Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required to be obtained or made by the Borrower in connection with the Borrower’s execution, delivery or performance of this Credit Agreement or any of the other Credit Documents that has not been obtained or made, other than any filings with the Securities and Exchange Commission and other Governmental Authorities that may be required to be made after the date hereof.

7.5 Enforceable Obligations.

This Credit Agreement and the other Credit Documents have been duly executed and delivered and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

7.6 Financial Condition.

The financial statements provided to the Lenders pursuant to Section 6.1(g) and pursuant to Section 8.1(a) and (b) present fairly the financial condition, results of operations and cash flows of the Borrower and its Consolidated Subsidiaries as of the dates stated therein.

In addition, (i) such financial statements were prepared in accordance with GAAP and (ii) since the latest date of such financial statements, there have occurred no changes or circumstances which have had or would be reasonably expected to have a Material Adverse Effect.

7.7 No Default.

Neither the Borrower nor any Material Subsidiary is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would be reasonably expected to have a Material Adverse Effect.

7.8 Indebtedness.

As of the Closing Date, the ratio of (i) Total Funded Debt to (ii) Capitalization for the Borrower is less than or equal to 0.675 to 1.00 (on a consolidated basis).

7.9 Litigation.

As of the Closing Date, except as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2016 and (ii) the Borrower’s Quarterly Report on Form 10-Q for each of the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any Material Subsidiary in which there is a reasonable expectation of an adverse decision which would have or would reasonably be expected to have a Material Adverse Effect.

7.10 Taxes.

The Borrower and each Material Subsidiary have filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed by it and paid all material amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.

7.11 Compliance with Law.

Except as disclosed in (i) the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2016 and (ii) the Borrower’s Quarterly Report on Form 10-Q for the each of the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, the Borrower and each Material Subsidiary is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless such failure to comply would not have a Material Adverse Effect.

7.12 ERISA.

To the extent that it would have or would be reasonably expected to have a Material Adverse Effect, (a) no Reportable Event has occurred and is continuing with respect to any Plan of the Borrower; (b) no Plan of the Borrower has an accumulated funding deficiency determined under Section 412 of the Code; (c) no proceedings have been instituted, or, to the knowledge of the Borrower, planned to terminate any Plan of the Borrower; (d) neither the Borrower, nor any ERISA Affiliate including the Borrower, nor any duly-appointed administrator of a Plan of the Borrower has instituted or intends to institute proceedings to withdraw from any Multiemployer Pension Plan (as defined in Section 3(37) of ERISA); and (e) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with the provisions of ERISA applicable thereto.

7.13 Government Regulation.

The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and is not controlled by such a company, nor is otherwise subject to regulation under the Investment Company Act.

7.14 Solvency.

The Borrower is and, after the consummation of the transactions contemplated by this Credit Agreement and the other Credit Documents, will be Solvent.

7.15 Anti-Corruption Laws and Sanctions.

The Borrower has implemented and maintains in effect policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons. The Borrower and its Subsidiaries, and to the knowledge of the Borrower, its and their respective directors, officers and employees, are in compliance in all material respects with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of its or their respective directors, officers or employees, is a Sanctioned Person.

7.16 EEA Financial Institutions.

The Borrower is not an EEA Financial Institution.

SECTION 8. AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Term Loans, together with interest, fees and other obligations hereunder, have been paid in full:

8.1 Information Covenants.

The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a Form 10-K as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes financial information required by such Form 10-K, such financial information to be in reasonable form and detail and audited by Deloitte & Touche or another independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.

(b) Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each of the first three fiscal quarters of the Borrower, a Form 10-Q as required to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the Exchange Act, which includes the financial information required by such Form 10-Q, such financial information to be in reasonable form and detail and accompanied by a certificate of the chief financial officer or treasurer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 8.1(a) and 8.1(b) above, a certificate of a Responsible Officer, substantially in the form of Exhibit 8.1(c), (i) demonstrating compliance with the financial covenant contained in Section 8.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default by the Borrower exists, or if any such Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.

(d) Reports. Promptly upon transmission or receipt thereof, copies of any publicly available filings and registrations with, and reports to or from, the Securities and Exchange Commission, or any successor agency, and copies of all publicly available financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders.

(e) Notices. Upon the Borrower obtaining knowledge thereof, give written notice to the Administrative Agent immediately of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto and (ii) the occurrence of any of the following: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower or a Material Subsidiary which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower or any Material Subsidiary with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation, or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice or determination concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates, or the termination of any Plan of the Borrower.

(f) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower or any of its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request.

In lieu of furnishing the Lenders the items referred to in this Section 8.1, the Borrower may make available such items on the Borrower’s corporate website, any Securities and Exchange Commission website or any such other publicly available website as notified to the Administrative Agent and the Lenders.

8.2 Preservation of Existence and Franchises.

The Borrower will do (and will cause each Material Subsidiary to do) all things necessary to preserve and keep in full force and effect its (i) existence and (ii) to the extent material to the conduct of the business of the Borrower or any Material Subsidiary, its rights, franchises and authority; provided that nothing in this Section 8.2 shall prevent any transaction otherwise permitted under Section 9.2 or Section 9.3 or any change in the form of organization (by merger or otherwise) of any Material Subsidiary so long as such change shall not have an adverse effect on the Borrower’s ability to perform its obligations hereunder.

8.3 Books and Records.

The Borrower will keep (and will cause each Material Subsidiary to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).

8.4 Compliance with Law.

The Borrower will comply (and will cause each Material Subsidiary to comply) with all laws, rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its property if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect.

8.5 Payment of Taxes.

The Borrower will pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP.

8.6 Insurance.

The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance and casualty insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.

8.7 Performance of Obligations.

The Borrower will perform (and will cause each Material Subsidiary to perform) in all material respects all of its obligations under the terms of all agreements that are material to the conduct of the business of the Borrower or any Material Subsidiary, including all such material indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound, if nonperformance would be reasonably expected to have a Material Adverse Effect.

8.8 ERISA.

The Borrower and each of its ERISA Affiliates will (a) at all times make prompt payment of all contributions (i) required under all employee pension benefit plans (as defined in Section 3(2) of ERISA) (“Pension Plans”) and (ii) required to meet the minimum funding standard set forth in ERISA with respect to each of its Plans; (b) promptly upon request, furnish the Administrative Agent and the Lenders copies of each annual report/return (Form 5500 Series), as well as all schedules and attachments required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA, and the regulations promulgated thereunder, in connection with each of its Pension Plans for each Plan Year (as defined in ERISA); (c) notify the Administrative Agent immediately of any fact, including, but not limited to, any Reportable Event arising in connection with any of its Plans, which might constitute grounds for termination thereof by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Plan, together with a statement, if requested by the Administrative Agent, as to the reason therefor and the action, if any, proposed to be taken in respect thereof; and (d) furnish to the Administrative Agent, upon its request, such additional information concerning any of its Plans as may be reasonably requested. The Borrower will not nor will it permit any of its ERISA Affiliates to (A) terminate a Plan if any such termination would have a Material Adverse Effect or (B) cause or permit to exist any Reportable Event under ERISA or other event or condition which presents a material risk of termination at the request of the PBGC if such termination would have a Material Adverse Effects.

8.9 Use of Proceeds.

The proceeds of the Term Loans made to the Borrower hereunder shall be used to provide for general working capital and other general corporate purposes of the Borrower and its Subsidiaries.

None of the proceeds of the Term Loans made to the Borrower hereunder will be used for the purpose of purchasing or carrying any “margin stock” which violates Regulation U or Regulation X or for the purpose of reducing or retiring in violation of Regulation U or Regulation X any Indebtedness which was originally incurred to purchase or carry “margin stock” or for any other purpose which might constitute for this transaction a “purpose credit” in violation of Regulation U or Regulation X.

8.10 Audits/Inspections.

Upon reasonable notice, during normal business hours and in compliance with the reasonable security procedures of the Borrower (and subject to applicable confidentiality restrictions and limitations), the Borrower will permit representatives appointed by the Administrative Agent or the Required Lenders (or, upon a Default or Event of Default, any Lender), including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s properties, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Required Lenders (or, upon a Default or Event of Default, any Lender) or the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower.

8.11 Total Funded Debt to Capitalization.

The ratio of (a) Total Funded Debt to (b) Capitalization shall be less than or equal to 0.675 to 1.00 (on a consolidated basis) as of the last day of any fiscal quarter of the Borrower.

8.12 Anti-Corruption Laws and Sanctions.

The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and the Sanctions, if any, applicable to such Persons.

SECTION 9. NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that so long as this Credit Agreement is in effect and until the Term Loans, together with interest, fees and other obligations hereunder, have been paid in full:

9.1 Nature of Business.

The Borrower will not alter the character of its business from that conducted as of the Closing Date and activities reasonably related thereto and similar and related businesses; provided, however, that the Borrower may transfer Non-Regulated Assets to one or more Wholly-Owned Subsidiaries of the Borrower to the extent permitted under Section 9.3.

9.2 Consolidation and Merger.

The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 9.2, the following actions may be taken if, after giving effect thereto, no Default or Event of Default by the Borrower exists:

(a) a Subsidiary of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving entity; and

(b) the Borrower may merge or consolidate with any other Person if either (i) the Borrower shall be the continuing or surviving entity or (ii) the Borrower shall not be the continuing or surviving entity and the entity so continuing or surviving (A) is an entity organized and duly existing under the law of any state of the United States and (B) executes and delivers to the Administrative Agent and the Lenders an instrument in form satisfactory to the Required Lenders pursuant to which it expressly assumes the Term Loans and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form satisfactory to the Required Lenders and from counsel satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request.

9.3 Sale or Lease of Assets.

The Borrower will not convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired.

9.4 Limitation on Liens.

If the Borrower shall pledge as security for any indebtedness or obligations, or permit any Lien as security for Indebtedness or obligations upon, any capital stock owned by it on the date hereof or thereafter acquired, of any Material Subsidiary, the Borrower will secure the outstanding Term Loans ratably with the indebtedness or obligations secured by such pledge, except for Liens incurred or otherwise arising in the ordinary course of business.

9.5 Fiscal Year. The Borrower will not change its fiscal year without prior notification to the Lenders.

9.6 Use of Proceeds. The Borrower will not request any Borrowing, and the Borrower shall not use, directly or, to the knowledge of the Borrower, indirectly, the proceeds of any Borrowing in any manner, that violates the Anti-Corruption Laws or the Sanctions, if any, applicable to the Borrower and its Subsidiaries.

SECTION 10. EVENTS OF DEFAULT

10.1 Events of Default.

An Event of Default shall exist upon the occurrence and continuation of any of the following specified events (each an “Event of Default”):

(a) Payment. The Borrower shall:

(i) default in the payment when due of any principal of any of the Term Loans; or

(ii) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Term Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.

(b) Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.

(c) Covenants. The Borrower shall:

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 8.2, 8.9, 8.11, 9.1, 9.2, 9.3 or 9.5; or

(ii) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.1(a), (b) or (c), 9.4, or 9.6 and such default shall continue unremedied for a period of five Business Days after the earlier of a Responsible Officer becoming aware of such default or notice thereof given by the Administrative Agent; or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clauses (a), (b), (c)(i), or (c)(ii) of this Section 10.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof given by the Administrative Agent.

(d) Invalidity of Credit Documents. Any Credit Document shall fail to be in full force and effect in all material respects with respect to the Borrower or to give the Administrative Agent and/or the Lenders all material security interests, liens, rights, powers and privileges purported to be created thereby and relating to the Borrower.

(e) Bankruptcy, etc. The occurrence of any of the following :(i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Material Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Material Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Material Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a Material Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Material Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.

(f) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness of the Borrower outstanding under this Credit Agreement) of the Borrower or a Material Subsidiary in a principal amount in excess of $100,000,000, (i) the Borrower or a Material Subsidiary shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition under (A) or (B) above is to cause, or permit, the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or mandatory redemption, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and is not paid at maturity.

(g) Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Material Subsidiary in an outstanding amount of $50,000,000 or more, in the aggregate (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage), and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the 30th day after such judgment, order or decree becomes final and unappealable.

(h) ERISA. (i) The Borrower, or a Material Subsidiary or any ERISA Affiliate including the Borrower shall fail to pay when due an amount or amounts aggregating in excess of $50,000,000 which it shall have become liable to pay under Title IV of ERISA; or (ii) notice of intent to terminate a Plan or Plans of the Borrower which in the aggregate have unfunded liabilities in excess of $50,000,000 (individually and collectively, a “Material Plan”) shall be filed under Title IV of ERISA by the Borrower or ERISA Affiliate including the Borrower, any plan administrator or any combination of the foregoing; or (iii) the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan of the Borrower; or (iv) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan of the Borrower must be terminated; or (v) there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more ERISA Affiliate including the Borrower to incur a current payment obligation in excess of $50,000,000 unless paid by the Borrower on the date such payment is due.

(i) Change of Control. The occurrence of any Change of Control.

10.2 Acceleration; Remedies.

(a) Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders or cured to the reasonable satisfaction of the Required Lenders, the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders, by written notice to the Borrower take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:

(i) Acceleration of Term Loans. Declare the unpaid principal of and any accrued interest in respect of all Term Loans made to the Borrower and any and all other Indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(ii) Enforcement of Rights. Enforce any and all rights, remedies and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off, as against the Borrower.

(b) Notwithstanding the foregoing, if an Event of Default specified in Section 10.1(e) shall occur, then all Term Loans made to the Borrower, all accrued interest in respect thereof, all accrued and unpaid fees and other Indebtedness or obligations owing by the Borrower to the Lenders and the Administrative Agent hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Lenders.

10.3 Allocation of Payments After Event of Default.

Notwithstanding any other provisions of this Credit Agreement, after the occurrence and during the continuance of an Event of Default, all amounts collected from the Borrower or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable outside attorneys’ fees other than the fees of in-house counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents against the Borrower and any protective advances made by the Administrative Agent or any of the Lenders, pro rata as set forth below;

SECOND, to payment of any fees owed to the Administrative Agent or any Lender by the Borrower, pro rata as set forth below;

THIRD, to the payment of all accrued interest payable to the Lenders by the Borrower hereunder, pro rata as set forth below;

FOURTH, to the payment of the outstanding principal amount of the Term Loans, pro rata as set forth below;

FIFTH, to all other obligations which shall have become due and payable of the Borrower under the Credit Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above; and

SIXTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order as provided above until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on each Lender’s Term Loan Percentage) of amounts available to be applied.

SECTION 11. AGENCY PROVISIONS

11.1 Appointment.

Each Lender hereby designates and appoints Scotiabank as administrative agent of such Lender to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as the agent for such Lender, to take such action on its behalf under the provisions of this Credit Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. The provisions of this Section are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Credit Agreement and the other Credit Documents, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower.

11.2 Delegation of Duties.

The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3 Exculpatory Provisions.

Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct), or responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection herewith or in connection with the other Credit

Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Term Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. None of the Lenders identified on the facing page or signature pages of this Credit Agreement as “Bookrunner” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Lenders as such, nor shall they have or be deemed to have any fiduciary relationship with any Lender.

11.4 Reliance on Communications.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 12.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or to the extent specifically provided in Section 12.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

11.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to the Credit Document, describing such

Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders (or, to the extent specifically provided in Section 12.6, all the Lenders).

11.6 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any affiliate thereof hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Term Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower. Except for (i) delivery of the Credit Documents and (ii) notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

11.7 Indemnification.

Each Lender agrees to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its Term Loans, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against the Administrative Agent in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative

Agent. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder and under the other Credit Documents.

11.8 [Reserved].

11.9 Successor Administrative Agent.

The Administrative Agent may, at any time, resign upon 30 days written notice to the Lenders. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent that is, except during the existence of a Default or Event of Default, reasonably satisfactory to the Borrower. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the notice of resignation, then the retiring Administrative Agent shall select a successor Administrative Agent provided such successor is reasonably satisfactory to the Borrower and an Eligible Assignee (or if no Eligible Assignee shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, then the Lenders shall perform all obligations of the retiring Administrative Agent until such time, if any, as a successor Administrative Agent shall have been so appointed and shall have accepted such appointment as provided for above). Upon the acceptance of any appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, as appropriate, under this Credit Agreement and the other Credit Documents and the provisions of this Section 11.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

11.10 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Term Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), and the conditions for exemptive relief thereunder will be satisfied in connection with respect to, such Lender’s entrance into, participation in, administration of and performance of the Term Loans,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to, and the conditions for exemptive relief under PTE 84-14 will be satisfied in connection with, such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender to the effect that such Lender’s entrance into, participation in, administration of and performance of the Term Loans and this Agreement will not give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates that:

(i) none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time (the “Fiduciary Rule”)) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, within the meaning of the Fiduciary Rule,

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Term Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Term Loans, and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, the Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Term Loans or this Agreement.

(c) The Administrative Agent and the Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Term Loans and this Agreement, (ii) may recognize a gain if it extended the Term Loans for an amount less than the amount being paid for an interest in the Term Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 12. MISCELLANEOUS

12.1 Notices.

Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when delivered, (b) when transmitted via telecopy (or other facsimile device), (c) the Business Day following the day on which the same has been delivered prepaid (or pursuant to an invoice arrangement) to a reputable national overnight air courier service, or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address or telecopy numbers set forth on Schedule 12.1, or at such other address as such party may specify by written notice to the other parties hereto; provided, that, in the case of a notice or other communication given pursuant to clause (a) or (b) above, if such notice or other communication is not delivered or transmitted during the normal business hours of the recipient, such notice or communication shall be deemed to be effective on the next Business Day for the recipient.

Notices and other communications to any Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.2 Right of Set-Off; Adjustments.

In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default by the Borrower and the commencement of remedies described in Section 10.2, each Lender and each of its Affiliates is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Term Loans hereunder pursuant to Section 11.3(c) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.

Except to the extent that this Credit Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the obligations owing to it by the Borrower under this Credit Agreement, receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 10.1(e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender by the Borrower under this Credit Agreement, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

12.3 Benefit of Agreement.

(a) Generally. This Credit Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided that the Borrower may not assign and transfer any of its interests hereunder (except as permitted by Section 9.2) without prior written consent of the Lenders; and provided further that the rights of each Lender to transfer, assign or grant participations in its rights and/or obligations hereunder shall be limited as set forth in this Section 12.3.

(b) Assignments. Each Lender may assign all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of its Term Loans and its Notes); provided, however, that:

(i) each such assignment shall be to an Eligible Assignee;

(ii) the Administrative Agent shall have provided its written consent (not to be unreasonably withheld or delayed); provided, that no consent of the Administrative Agent shall be required for an assignment to any Lender or Affiliate or Subsidiary of a Lender;

(iii) To the extent required in the definition of “Eligible Assignee,” the Borrower shall have provided its written consent (not to be unreasonably withheld or delayed) which consent shall not be required during the existence of a Default or Event of Default; provided, however, that the Borrower shall be deemed to have consented to any proposed assignment unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received notice thereof;

(iv) any such partial assignment shall be in an amount at least equal to $5,000,000 (or, if less, the remaining amount of Term Loan being assigned by such Lender) or an integral multiple of $5,000,000 in excess thereof;

(v) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Credit Agreement and the Notes;

(vi) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment Agreement in substantially the form of Exhibit 12.3, together with a processing fee from the assignor of $4,000; and

(vii) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code.

Upon execution, delivery, and acceptance of such Assignment Agreement, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Credit Agreement. Upon the consummation of any assignment pursuant to this Section 12.3(b), the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignee. If the assignee is not incorporated under the laws of the United States of America or a State thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of taxes in accordance with Section 4.4.

By executing and delivering an assignment agreement in accordance with this Section 12.3(b), the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and the assignee warrants that it is an Eligible Assignee; (B) except as set forth in clause (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto or the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Credit Agreement, any of the other Credit Documents or any other instrument or document furnished pursuant hereto or thereto; (C) such assignee represents and warrants that it is legally authorized to enter into such assignment agreement; (D) such assignee confirms that it has received a copy of this Credit Agreement, the other Credit Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such assignment agreement; (E) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement and the other Credit Documents; (F) such assignee appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under this Credit Agreement or any other Credit Document as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Credit Agreement and the other Credit Documents are required to be performed by it as a Lender; and (H) such assignee represents and warrants that it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (provided that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 12.3(b)(vii)).

For avoidance of doubt, the parties to this Credit Agreement acknowledge that the provisions of this Section 12.3 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to any Federal Reserve Bank or other central bank having jurisdiction over such Lender in accordance with applicable law.

(c) Register. The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount (and stated interest) of the Term Loans owing to, each Lender from time to time by the Borrower (collectively, the “Registers”). The entries in the Registers shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the relevant Register as a Lender hereunder for all purposes of this Credit Agreement. The Registers shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Acceptance. Upon its receipt of an assignment agreement executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment Agreement has been completed and is in substantially the form of Exhibit 12.3, (i) accept such assignment agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

(e) Participations. Each Lender may, on or after the delivery of notice to the Borrower, sell, transfer, grant or assign participations in all or any part of such Lender’s interests and obligations hereunder; provided that (i) such selling Lender shall remain a “Lender” for all purposes under this Credit Agreement (such selling Lender’s obligations under the Credit Documents remaining unchanged) and the participant shall not constitute a Lender hereunder, (ii) no Lender shall grant to any such participant rights to approve any amendment or waiver relating to the Credit Documents, except to the extent any such amendment or waiver would (A) reduce the principal of or rate of interest on or fees in respect of any Term Loans in which the participant is participating, or (B) postpone the date fixed for any payment of principal (including extension of the Maturity Date or the date of any mandatory prepayment), interest or fees in respect of any Term Loans in which the participant is participating, (iii) sub-participations by the participant (except to an Affiliate, parent company or Affiliate of a parent company of the participant) shall be permitted with the consent of the Borrower (which, in each case, shall not be unreasonably withheld or delayed and shall not be required during the existence of a Default or Event of Default) and (iv) without the prior written consent of the Administration Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code. In the case of any such participation and notwithstanding the foregoing, (i) the participant shall not have any rights under this Credit Agreement or the other Credit Documents (the participant’s rights against the selling Lender in respect of such participation to be those set forth in the participation agreement with such Lender creating such participation in a manner consistent with this Section 12.3(e)), (ii) the Borrower, the Administrative Agent and the other Lenders shall be entitled to deal solely with the Lender who has sold a participation with respect to all matters arising under this Credit Agreement, and (iii) all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation; provided, however, that such participant shall be entitled to receive additional amounts under Section 4 to the same extent that the Lender from which such participant acquired its participation would be entitled to the benefit of such cost protection provisions.

Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower (solely for tax purposes), shall maintain a register for the recordation of the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans or other obligations under this Credit Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Term Loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive and binding for all purposes, absent manifest error, and such Lender and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Credit Agreement.

(f) Payments. No Eligible Assignee, participant or other transferee of any Lender’s rights shall be entitled to receive any greater payment under Section 4 than such Lender would have been entitled to receive with respect to the rights transferred.

(g) Nonrestricted Assignments. Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time assign and pledge all or any portion of its Term Loans and its Notes to any Federal Reserve Bank or other central bank having jurisdiction over such Lender as collateral security pursuant to Regulation A and any operating circular issued by such Federal Reserve Bank or such other central bank having jurisdiction over such Lender. No such assignment shall release the assigning Lender from its obligations hereunder.

(h) Information. Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants) who is notified of the confidential nature of the information and agrees to use its reasonable best efforts to keep confidential all non-public information from time to time supplied to it.

12.4 No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.

12.5 Payment of Expenses, etc.

The Borrower agrees to: (a) pay all reasonable out-of-pocket costs and expenses of (i) the Administrative Agent and the Lead Arranger in connection with the negotiation, preparation, execution and delivery of this Credit Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of outside legal counsel to the Administrative Agent and the Lead Arranger) and any amendment, waiver or consent relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work-out, renegotiation or restructure relating to the performance by the Borrower under this Credit Agreement and (ii) of the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of outside counsel for the Administrative Agent and each of the Lenders) against the Borrower; and (b) indemnify the Administrative Agent, the Lead Arranger and each Lender and its Affiliates, their respective officers, directors, employees, representatives and agents from and hold each of them harmless against any and all losses, liabilities, claims, damages or reasonable expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Lead Arranger or any Lender or its Affiliates is a party thereto, or whether or not such investigation, litigation or other proceeding was initiated by the Borrower, its Affiliates or any other party, other than in the case of any investigation, litigation or other proceeding initiated by the Borrower in connection with a material breach of obligations (as determined by a court of competent jurisdiction) by the Administrative Agent, the Lead Arranger or any Lender hereunder) related to the entering into of this Credit Agreement, any Credit Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, any Term Loans or the use of proceeds therefrom (including other extensions of credit) or the consummation of any other transactions contemplated in any Credit Document by the Borrower, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified, in each case, as determined by a court of competent jurisdiction).

12.6 Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby:

(a) extend the Maturity Date;

(b) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or fees hereunder;

(c) reduce or forgive the principal amount of any Term Loan;

(d) increase or extend the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a waiver of any mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);

(e) release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations;

(f) amend, modify or waive any provision of this Section or Section 3.6, 3.8, 10.1(a), 11.7, 12.2, 12.3, 12.5 or 12.9(a); or

(g) reduce any percentage specified in, or otherwise modify, the definition of Required Lenders or other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any provision hereof.

Notwithstanding the above, no provisions of Section 11 may be amended or modified without the consent of the Administrative Agent, and no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent without the prior written consent of the Administrative Agent.

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Term Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.

In the event any proposed amendment or waiver of the terms of this Credit Agreement or any other Credit Document requires the consent of all Lenders or of all Lenders directly affected thereby, and such proposed amendment or waiver is approved by Required Lenders, the Borrower may, in its sole discretion, require any Lender that has failed to consent to such proposed amendment or waiver (the “Non-Consenting Lender”) to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrower shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrower shall not be permitted to require a Non-Consenting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 12.6 unless the Borrower has notified such Non-Consenting Lender of its intention to require the assignment thereof at least ten days prior to the proposed assignment date.

12.7 Counterparts; Telecopy; Electronic Delivery.

This Credit Agreement may be executed in any number of counterparts, each of which were so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by facsimile or other electronic means (including by e-mail with a “pdf” copy thereof attached thereto) shall be effective as an original and shall constitute a representation that an original will be delivered.

12.8 Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

12.9 Defaulting Lenders.

Notwithstanding any provision of this Credit Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment and Term Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.6), provided that any waiver, amendment or modification requiring the consent of each affected Lender pursuant to Section 12.6(a)-(d) or any waiver, amendment or modification of this Section 12.9(a) shall require the consent of such Defaulting Lender if such Defaulting Lender would be directly adversely affected thereby; and

(b) except as otherwise provided in this Credit Agreement, any amount payable to or for the account of any Defaulting Lender in its capacity as a Lender hereunder (whether on account of principal, interest, fees or otherwise, and including any amounts payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, (A) be applied, at such time or times as may be determined by the Administrative Agent, (1) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, and (2) second, to the funding of such Defaulting Lender’s Term Loans in respect of which such Defaulting Lender shall have failed to fund such share as required hereunder, (B) to the extent not applied or held as aforesaid, be applied, pro rata, to the payment of any amounts owing to the Borrower or any non-Defaulting Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any non-Defaulting Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations hereunder and (C) to the extent not applied or held as aforesaid, be distributed to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

(c) The Borrower may, in its sole discretion, require any Defaulting Lender to transfer and assign its interests, rights and obligations under this Credit Agreement in a manner consistent with the terms and conditions of Section 4.5 (but at the expense of such Defaulting Lender) to an Eligible Assignee that shall assume such assigned obligations; provided, however, that the Borrower shall have given written notice to the Administrative Agent in the case of an assignee that is not a Lender. The Borrower shall not be permitted to require a Defaulting Lender to assign any part of its interests, rights and obligations under this Credit Agreement pursuant to this Section 10.(f) unless the Borrower has notified such Defaulting Lender of their intention to require the assignment thereof at least ten days prior to the proposed assignment date.

12.10 Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Credit Agreement, the making of the Term Loans, and the repayment of the Term Loans and other obligations hereunder.

12.11 GOVERNING LAW.

THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. The Borrower irrevocably consents to the service of process out of any competent court in any action or proceeding brought in connection with this Credit Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address for notices pursuant to Section 12.1, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by law.

12.12 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

12.13 Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

12.14 Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

12.15 Binding Effect.

This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 6.1 have been satisfied or waived by the Lenders and this Credit Agreement shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and permitted assigns.

12.16 Submission to Jurisdiction.

The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Credit Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Credit Agreement against the Borrower or its properties in the courts of any jurisdiction. The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Credit Agreement in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Borrower also hereby irrevocably and unconditionally waives any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

12.17 Confidentiality. Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower pursuant to this Credit Agreement that is designated by the Borrower as confidential; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any of its Affiliates and other parties hereto, (b) subject to an agreement to comply with the provisions of this Section 12.17 (or terms substantially consistent with and no less restrictive than this Section 12.17), to (i) any actual or prospective Assignee or participant, (ii) credit insurance providers requiring access to such information in connection with credit insurance issued for the benefit of such Lender, and (iii) any contractual counterparties (or the professional advisors thereto) to any swap, derivative or securitization transaction relating directly to obligations of parties under this Credit Agreement, (c) to its employees, directors, agents, attorneys and accountants or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority or any self-regulatory organization claiming jurisdiction or oversight over the Administrative Agent or such Lender or any of their respective affiliates, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Credit Document, (j) market data collectors, league table providers and similar service providers to the lending industry, such information to consist of deal terms and other information customarily provided by arrangers to league table providers or found in Gold Sheets and similar industry publications, and (k) with the written consent of the Borrower.

12.18 Designation of SPVs.

Notwithstanding anything to the contrary contained herein, any Lender, (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by such Granting Lender to the Administrative Agent and the Borrower, the option to fund all or any part of any Term Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to fund any Term Loan, (ii) if an SPV elects not to exercise such option or otherwise fails to fund all or any part of such Term Loan, the Granting Lender shall be obligated to fund such Term Loan pursuant to the terms hereof, (iii) no SPV shall have any voting rights pursuant to Section 12.6 and (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPV, but may limit their communications and other dealings relevant to such SPV to the applicable Granting Lender. The funding of a Term Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Term Loan were funded by such Granting Lender.

As to any Term Loans or portion thereof made by it, each SPV shall have all the rights that its applicable Granting Lender making such Term Loans or portion thereof would have had under this Credit Agreement; provided, however, that each SPV shall have granted to its Granting Lender an irrevocable power of attorney, to deliver and receive all communications and notices under this Credit Agreement (and any related documents) and to exercise on such SPV’s behalf, all of such SPV’s voting rights under this Credit Agreement. No additional Note shall be required to evidence the Term Loans or portion thereof made by an SPV; and the related Granting Lender shall be deemed to hold its Note as agent for such SPV to the extent of the Term Loans or portion thereof funded by such SPV. In addition, any payments for the account of any SPV shall be paid to its Granting Lender as agent for such SPV.

Each party hereto hereby agrees that no SPV shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.

In addition, notwithstanding anything to the contrary contained in this Credit Agreement, any SPV may (i) at any time and without paying any processing fee therefor, assign or participate all or a portion of its interest in any Term Loans to the Granting Lender or to any financial institutions providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPV. This Section 12.17 may not be amended without the written consent of any Granting Lender affected thereby.

12.19 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

12.20 No Fiduciary Duty

The Borrower agrees that nothing in the Credit Documents will be deemed to create an advisory, fiduciary, agency relationship or other similar duty between any Credit Party and its Affiliates, on the one hand, and the Borrower, its stockholders or its affiliates on the other with respect to the transactions contemplated hereby (irrespective of whether any Credit Party or its Affiliates has advised, is currently advising or will advise the Borrower on other unrelated matters), or any other obligation by a Credit Party or its Affiliates to the Borrower, its stockholders or its affiliates, except the obligations expressly set forth in the Credit Documents. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with the transactions contemplated hereby or the process leading thereto.

12.21 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

DOMINION ENERGY, INC.

By:	/s/ James R. Chapman
Name:	James R. Chapman
Title:	Senior Vice President – Mergers & Acquisitions and Treasurer

[364-DAY TERM LOAN CREDIT AGREEMENT]

THE BANK OF NOVA SCOTIA, as Administrative Agent

By:	/s/ Nick Giarratano
Name:	Nick Giarratano
Title:	Director

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Nick Giarratano
Name:	Nick Giarratano
Title:	Director

[364-DAY TERM LOAN CREDIT AGREEMENT]

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ John K. Perez
Name:	John K. Perez
Title:	Senior Vice President

[364-DAY TERM LOAN CREDIT AGREEMENT]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Benjamin C. Cooper
Name:	Benjamin C. Cooper
Title:	Vice President

[364-DAY TERM LOAN CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Thomas E. Redmond
Name:	Thomas E. Redmond
Title:	Managing Director

[364-DAY TERM LOAN CREDIT AGREEMENT]

Schedule 1.1

COMMITMENTS

Lender	Commitment	Commitment Percentage
The Bank of Nova Scotia	$650,000,000.00	68.4211%
Branch Banking and Trust Company	$100,000,000.00	10.5263%
KeyBank National Association	$100,000,000.00	10.5263%
PNC Bank, National Association	$100,000,000.00	10.5263%

TOTAL:	$950,000,000.00	100%

Schedule 12.1

NOTICES

Borrower

Dominion Energy, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attn: James R. Chapman

Telephone: 804-819-2181

Fax: 804-819-2211

with a copy to:

Dominion Energy Services, Inc.

120 Tredegar Street

Richmond, Virginia 23219

Attn: Russell J. Singer, Esq.

Telephone: 804-819-2389

Fax: 804-819-2202

Administrative Agent

The Bank of Nova Scotia, as Administrative Agent

40 King Street West, 55th Floor

Toronto, Ontario Canada M5H1H1

Attn: Nick Giarratano

Telephone: 416-350-1169

Email: nick.giarratano@scotiabank.com

with a copy to:

The Bank of Nova Scotia

720 King Street West, 2nd Floor

Toronto, Ontario Canada M5V2T3

Attn: U.S. Agency Loan Operations

Telephone: 212-225-5706

Fax: 212-225-5706

Email: GWSLoanOps.USAgency@scotiabank.com

Exhibit 2.2(a)

FORM OF NOTICE OF BORROWING

Pursuant to subsection 6.1(d) of the 364-Day Term Loan Credit 364-Day Term Loan Credit Agreement, dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and The Bank of Nova Scotia, as Administrative Agent, the undersigned hereby delivers this Notice of Borrowing.

The Borrower hereby requests that a [Eurodollar / Base Rate] Loan be made in the aggregate principal amount of $_____________ on _________ __, 201_ [with an Interest Period of ___ months].

The undersigned hereby certifies as follows:

(a) The representations and warranties made by the Borrower in or pursuant to the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof (or, if any such representation and warranty is expressly stated to have been made as of a specific date, as of such specific date) and the Borrower hereby certifies that the proceeds of this Term Loan will be used for working capital of the Borrower and its Subsidiaries, and/or for other general corporate purposes; and

(b) No Default or Event of Default has occurred and is continuing on the date hereof or after giving effect to the Term Loans and other extensions of credit requested to be made on such date.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower agrees that if prior to the time of the borrowing requested hereby any matter certified to herein by it will not be true and correct in all material respects at such time as if then made, it will immediately so notify the Administrative Agent. Except to the extent, if any, that prior to the time of the borrowing requested hereby the Administrative Agent shall receive written notice to the contrary from the Borrower, each matter certified to herein shall be deemed once again to be certified as true and correct in all material respects at the date of such borrowings as if then made.

Please transfer by wire the proceeds of the borrowing as directed by the Borrower on the attached Schedule 1.

The Borrower has caused this Notice of Borrowing to be executed and delivered, and the certification and warranties contained herein to be made, by its [Treasurer] this ___ day of February, 2018.

DOMINION ENERGY, INC.

By:
Name:
Title:

Exhibit 2.2(c)

FORM OF NOTICE OF CONVERSION/CONTINUATION

Pursuant to subsection 2.2(c) of the 364-Day Term Loan Credit Agreement, dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and The Bank of Nova Scotia, as Administrative Agent, this represents Dominion Energy, Inc.’s request to convert or continue Term Loans as follows:

1	Date of conversion/continuation: __________________

2.	Amount of Term Loans being converted/continued: $________________

3.	Type of Term Loans being converted/continued:

☐ a. Eurodollar Loans

☐ b. Base Rate Loans

4.	Nature of conversion/continuation:

☐ a. Conversion of Base Rate Loans to Eurodollar Loans

☐ b. Conversion of Eurodollar Loans to Base Rate Loans

☐ c. Continuation of Eurodollar Loans as such

5.	Interest Periods:

If Term Loans are being continued as or converted to Eurodollar Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: ________________ days/month(s)

In the case of a conversion to or continuation of Eurodollar Loans, the undersigned officer, to the best of his or her knowledge, on behalf of the Borrower, certifies that no Default or Event of Default has occurred and is continuing under the Credit Agreement.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

DATED:	DOMINION ENERGY, INC.

By:
Name: Title:

Exhibit 2.7

FORM OF TERM LOAN NOTE

$________	New York, New York ______ __, ____

FOR VALUE RECEIVED, the undersigned, Dominion Energy, Inc., a Virginia corporation, hereby unconditionally promises to pay on the Maturity Date to the order of ________(the “Lender”) at the office of the Administrative Agent (as defined below) for the account of the Lender, in lawful money of the United States of America and in immediately available funds, the lesser of (a) __________ DOLLARS ($_____) and (b) the aggregate unpaid principal amount of all Term Loans made by the Lender to the undersigned pursuant to subsection 2.1 of the Credit Agreement referred to below. The undersigned further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in subsection 3.1 of the Credit Agreement, until paid in full (both before and after judgment to the extent permitted by law). The holder of this Term Loan Note is hereby authorized to endorse the date, amount, type, interest rate and duration of each Term Loan made or converted by the Lender to the undersigned, the date and amount of each repayment of principal thereof, and, in the case of Eurodollar Loans, the Interest Period with respect thereto, on the schedules annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, which endorsement shall constitute prima facie evidence of the accuracy of the information so endorsed; provided, however, that failure by any holder to make any such recordation on such schedules or continuation thereof shall not in any manner affect any of the obligations of the undersigned to make payments of principal and interest in accordance with the terms of this Term Loan Note and the Credit Agreement.

This Term Loan Note is one of the Term Loan Notes referred to in the 364-Day Term Loan Credit Agreement dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc., the several banks and other financial institutions from time to time parties thereto and The Bank of Nova Scotia, as Administrative Agent, is entitled to the benefits thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein.

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Upon the occurrence of any one or more of the Events of Default with respect to the undersigned specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable as provided therein.

This Term Loan Note shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

DOMINION ENERGY, INC.

By:
Name:
Title:

Schedule I to

Term

Loan Note

BASE RATE LOANS AND CONVERSIONS AND

REPAYMENTS OF PRINCIPAL

Date	Amount of Base Rate Loans	Amount of Base Rate Loans Converted into Eurodollar Loans	Amount of Eurodollar Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Schedule II to

Term

Loan Note

EURODOLLAR LOANS AND CONVERSIONS

AND REPAYMENTS OF PRINCIPAL

Date	Amount of Eurodollar Loans	Interest Period	Amount of Base Rates Loans Converted into Eurodollar Loans	Amount of Eurodollar Loans Converted into Base Rate Loans	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made by

Exhibit 3.2

FORM OF NOTICE OF PREPAYMENT

Pursuant to subsection 3.2 of the 364-Day Term Loan Credit Agreement, dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto and The Bank of Nova Scotia, as Administrative Agent, this represents the Borrower’s notice to the Administrative Agent of the Borrower’s intent to prepay Term Loans as follows:

1	Date of prepayment: __________________

2.	Amount of Term Loans being prepaid: $________________

3.	Type of Term Loans being prepaid:

☐      a.      Base Rate Loans in the amount of: $________________

☐      b.      [1.]Eurodollar Loans with an Interest Period Ending [    ] [     ], 20[     ] in the amount of: $________________

                   [[2.]Eurodollar Loans with an Interest Period Ending [ ] [     ], 20[     ] in the amount of: $________________]1

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Credit Agreement.

DATED:	DOMINION ENERGY, INC.

By:
Name: Title:

[1]	May specify multiple Eurodollar Loans/Interest Periods. If application is not specified, then prepayment applied first to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period maturities.

Exhibit 6.1(c)

FORM OF CLOSING CERTIFICATE

[_____], 2018

Pursuant to Section 6.1(c) of the 364-Day Term Loan Credit Agreement. dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and The Bank of Nova Scotia, as Administrative Agent, the undersigned [Assistant Treasurer] of the Borrower (solely in his or her capacity as such and not personally) hereby certifies as follows:

1. The representations and warranties made by the Borrower in or pursuant to the Credit Documents are true and correct in all material respects on and as of the date hereof with the same effect as if made on such date;

2. The conditions precedent set forth in Section 6.1 of the Credit Agreement have been satisfied;

3. On the date hereof, no Default or Event of Default has occurred;

4. ___________________ is the duly elected and qualified [Assistant] Secretary of the Borrower and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature;

and the undersigned [Assistant] Secretary of the Borrower hereby certifies as follows:

5. The Borrower is a corporation, duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia;

6. Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Borrower authorizing (i) the execution, delivery and performance of the Credit Agreement and (ii) the borrowings contemplated thereunder; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Borrower now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the bylaws of the Borrower as in effect on the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Articles of Incorporation of the Borrower as in effect on the date hereof; and attached hereto as Exhibit D is a certified copy of the Borrower’s good standing certificate or its equivalent.

7. All governmental, shareholder and third party consents (including Securities and Exchange Commission clearance) and approvals necessary or desirable in connection with the transactions contemplated hereby have been received and are in full force and effect, and no condition or requirement of law exists which could reasonably be likely to restrain, prevent or impose any material adverse condition on the transactions contemplated by the Credit Agreement.

8. The following persons are now duly elected and qualified officers of the Borrower, holding the offices indicated next to their respective names below, and such officers hold such offices with the Borrower on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is an authorized signatory of the Borrower and is duly authorized to execute and deliver on behalf of the Borrower, any and all notes, notices, documents, statements and papers under and relating to the Credit Agreement, and otherwise to act as an authorized signatory of the Borrower under the Credit Documents and all other documents to be executed in connection therewith for all purposes:

Name	Office	Signature

[remainder of the page left blank intentionally]

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date first above written.

By:		By:
	Name: Title: [Assistant Treasurer]		Name: Title: [Assistant Secretary]

Date

Exhibit 6.1(f)

FORM OF LEGAL OPINIONS

[separately provided]

Exhibit 8.1(c)

FORM OF OFFICER’S CERTIFICATE

________________ ______, 201__

This certificate is provided pursuant to Section 8.1(c) of the 364-Day Term Loan Credit Agreement, dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Dominion Energy, Inc., the several banks and other financial institutions from time to time parties thereto, The Bank of Nova Scotia, as Administrative Agent, and the other agents party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned officer of the Borrower hereby certifies that [he/she] is the [Chief Financial Officer][Treasurer] of the Borrower, and that as such [he/she] is authorized to execute this certificate required to be furnished pursuant to subsection 8.1(c) of the Credit Agreement, and further certifies that:

(a)	Attached hereto is a copy of the financial statements of the Borrower required to be delivered pursuant to Section 8.1(a) or 8.1(b) of the Credit Agreement.

(b)	The financial statements attached hereto are complete and correct in all material respects and were prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein.

(c)	The undersigned has no knowledge of any Default or Event of Default.

(d)	The Borrower has complied with the financial covenants set forth in Section 8.11 of the Credit Agreement, as supported by the following calculation (all amounts are as of [insert date]).

In lieu of providing the items referred to in this certificate, the Borrower may make available such items on the Borrower’s corporate website, any Securities and Exchange Commission website or any such other publicly available website as notified to the Administrative Agent and the Lenders:

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first above written.

By:
Name:
Title:

Exhibit 12.3

FORM OF ASSIGNMENT AGREEMENT

Reference is made to the 364-Day Term Loan Credit Agreement, dated as of February 9, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), Dominion Energy, Inc. (the “Borrower”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”) and The Bank of Nova Scotia, as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement. This Assignment Agreement, between the Assignor (as set forth on Schedule 1 hereto and made a part hereof) and the Assignee (as set forth on Schedule 1 hereto and made a part hereof) is dated as of the Effective Date (as set forth on Schedule 1 hereto and made a part hereof, the “Effective Date”).

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, the amount of Term Loans (the “Assigned Interest”), and pro rata percentage in and to the Assignor’s rights and obligations under the Credit Agreement respecting the Term Loans, in the principal amount as set forth on Schedule 1; provided, however, it is expressly understood and agreed that (i) the Assignor is not assigning to the Assignee and the Assignor shall retain (A) all of the Assignor’s rights under subsection 4.3 of the Credit Agreement with respect to any cost, reduction or payment incurred or made prior to the Effective Date, including, without limitation, the rights to indemnification and to reimbursement for taxes, costs and expenses and (B) any and all amounts paid to the Assignor prior to the Effective Date and (ii) both Assignor and Assignee shall be entitled to the benefits of subsection 12.5 of the Credit Agreement.

2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document furnished pursuant thereto, other than that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of their subsidiaries or any other obligor or the performance or observance by the Borrower, any of their subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Credit Document or any other instrument or document furnished pursuant hereto or thereto; and (iii) attaches the Term Loan Note held by it evidencing the Term Loans and requests that the Administrative Agent exchange such Term Loan Note for a new Term Loan Note payable to the Assignor (if the Assignor has retained any Term Loans) and a new Term Loan Note payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other person which has become a Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; (v) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 4.4(d) of the Credit Agreement to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement, or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty and (vi) represents and warrants that it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code (provided that such representation shall not be required where the Administrative Agent has been made aware of such relationship existing between the assignee and the Borrower and has given its consent to such assignment pursuant to Section 12.3(b)(vii) of the Credit Agreement).

4. Following the execution of this Assignment Agreement, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to subsection 12.3(b) of the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent of the executed Assignment Agreement).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date.

6. From and after the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and shall be bound by the provisions thereof and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1 to Assignment Agreement

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount of Term Loans Assigned	Term Loan Percentage Assigned (to at least fifteen decimals) (shown as a percentage of aggregate principal amount of all Lenders)

[Name of Assignee]

By:
Name: Title:

[Name of Assignor]
By:
Name: Title:

Accepted and Consented to:

THE BANK OF NOVA SCOTIA,

as Administrative Agent

By:
Name: Title:

[Consented To:

DOMINION ENERGY, INC.

as Borrower

By:
Name: Title:][2]

[2]	Include if Borrower consent is required under the Credit Agreement.